                        AN AGREEMENT BETWEEN ASPO/LAMAZE

                                       AND

                       MEDICAL COMMUNICATIONS CORPORATION

This is an agreement between The American Society for Psychoprophylaxis in Obstetrics, Inc. (ASPO/Lamaze) and Medical Communications Corporation (MCC).

Intent

1. The intent of this agreement is for ASPO/Lamaze to: (a) permit MCC, to develop pre-natal and post-natal educational video cassettes for distribution to ASPO/Lamaze students by ASPO/Lamaze instructors, and to Lamaze Family members under the name of LAMAZE FAMILY PRODUCTIONS, and
         (b) provide educational consultation to MCC in the development of such educational video cassettes.

2. The videos, in a format similar to the MCC production entitled Your Healthy Baby, will be financially underwritten by private industry who, in return for their funding, will be permitted appropriate and documentary style in-use exposures of their products in the videos, the inclusion of printed informational/education advertorials in booklet form, and, possibly, coupons redeemable for their products.

The Programs

3. The video programs will focus on pre-natal and post-natal subjects which MCC will develop with consultation from ASPO/Lamaze instructors and staff, discussion with healthcare experts, and study of current pre-natal/post-natal issues.

4. MCC will create videos in three different categories. [Others may be added if both parties agree that they are appropriate; of educational value and a financially sound undertaking.] The three categories, though not in order or priority of production, are:

         A.   Pre-Natal Program(s)

              Intended for the ASPO/Lamaze mother in her 7th month. Offered by ASPO/Lamaze instructors (at no charge) as an added benefit to the course itself.

         B.   Caring for the Baby During the First Three Months

              Intended for distribution to the ASPO/Lamaze mother just before the birth of her baby. Will be presented by the instructor as a special graduation- from-course gift and as an expression of ASPO/Lamaze concern for helping mothers learn more about the health and well-being and basic care of their babies.


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         C.   A Program Addressing the Next Twelve Months

              These will be programs targeted at The Lamaze Family as currently presented by ASPO/Lamaze. While the precise content is yet to be determined, the general intent is to create programs that deal with the first twelve to eighteen months of an infant's life. Content may well include tips for infant accident prevention, labor and time-saying tips, health issues and other parenting concerns.

         D.   The Lamaze Family Series

              In addition to the above three categories, once the first program categories have been developed, MCC - with ASPO/Lamaze guidance and input - will explore developing an on-going series, aimed at The Lamaze Family members, on parenting and wellness subjects, although neither party at this time commits itself to such a series. These programs will carry all the appropriate Lamaze Family identification. MCC and ASPO/Lamaze will determine whether the programs may be distributed free or sold to Lamaze Family members based on the economic viability of free vs. paid distribution.

5. The production and program introduction schedules will be determined by MCC and approved by ASPO/Lamaze based on the availability of sponsors, educational needs and/or demand, financial viability and the time needed to complete all phases of production, duplication, distribution arrangements and order fulfillment.

6. It is understood that each of the program described above will, unless otherwise dictated by ASPO/Lamaze:

         - Bear ASPO/Lamaze identification on the cassette box, the cassette label and the video itself in the form of head and end-title credits.

         - Each cassette will, if ASPO/Lamaze so desires, include a special message from ASPO/Lamaze, e.g. a Lamaze Family promo explaining the benefits of membership.

         - Each cassette will, if ASPO/Lamaze desires, be packaged with printed information provided by ASPO/Lamaze to MCC in the necessary quantities, e.g. Lamaze Family membership applications, etc.

ASPO/Lamaze Responsibilities and Approvals

7.       Educational Consultation

         ASPO/Lamaze will provide MCC with consultation, input and direction on the content of all videos as well as input and approval of all research questionnaires. ASPO/Lamaze will review and suggest revisions as necessary, and approve all editorial content according to the approval schedule outlined below. In providing such consultation,


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         ASPO/Lamaze shall draw upon the resources of its staff, childbirth instructors, and other member experts for both their substantive knowledge of the video subject matter and their understanding of the educational needs of the parent audience. It is understood that ASPO/Lamaze will indemnify MCC against any claims resulting from the presentation of information either in video or printed form that ASPO/Lamaze has approved for inclusion in the program. MCC will indemnify ASPO/Lamaze against any claims arising from the people who appear in the video - e.g. doctors, Lamaze instructors, and laymen - as well as any claims arising from license violations and copyright infringements on any materials including text, art work, video footage, and music supplied by MCC.

8.       ASPO/Lamaze Name, Goodwill, and Copyright

         ASPO/Lamaze will provide its name, goodwill, and use of the copyrighted videos produced hereunder, subject to ASPO/Lamaze approval as to content and form, in support of developing distribution through its instructors.

9.       Cooperation

         ASPO/Lamaze will permit MCC and the Lamaze Parent's Magazine advertising representative to develop a sales strategy that will benefit both the magazine and Lamaze Family Productions. That strategy may call for any of several levels of participation of the advertising representative based on the size of the task and the ultimate sales strategy. Where the advertising representative participates in the sale of space on the video, a mutually agreed upon sales plan will be drawn up for each program. A plan to coordinate the sales effort will be developed by both parties. The advertising representative will contract with and be compensated by MCC for those video sales which the representative closes, on a commission arrangement. The commission will be approved by ASPO/Lamaze. If, for any reason, the advertising representative can not or does not perform these sales responsibilities and/or can not or does not meet the sales objectives, or if it is determined by ASPO/Lamaze and MCC that a different sales strategy is in the best financial interests of Lamaze Family Productions, ASPO/Lamaze and MCC agree to develop an alternate sales plan.

10.      Mailing List

         ASPO/Lamaze will provide MCC with the names of ASPO/Lamaze instructors so that MCC can coordinate and carry out the distribution of the programs; and MCC shall use such names for no other purpose. ASPO/Lamaze and MCC recognize that communications - e.g. announcement of program content, cassette delivery schedules, distribution verification, etc. with the ASPO/Lamaze instructors will be necessary to carry out the successful distribution of the programs. At the same time, both MCC and ASPO/Lamaze recognize that in order to avoid over-saturating the instructors with mail, the frequency, timing and content of all communications with ASPO/Lamaze instructors may not be sent without prior approval by ASPO/Lamaze. ASPO/Lamaze agrees to respond with rejection, approvals or changes in the planned communication within 10 days of receipt of the communication content, plan, and time schedule from MCC. The parties anticipate that there will be no more than four (4) uses of the ASPO/Lamaze


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         mailing list per year hereunder. All costs of these mailings including printing/duplication, stuffing, envelopes and postage will be paid for by MCC. MCC shall use the ASPO/Lamaze mailing list only for the purposes set forth herein, and shall not reproduce or distribute such list. At the termination of this Agreement, MCC shall immediately return to ASPO/Lamaze all copies of such list in whatever form, which may be in its or its agent's possession, and shall refrain from any further use of such list.

Video and Printed Promotion Material Consultation and Approval Process

11. ASPO/Lamaze will, prior to each video, consult with MCC as to the desired educational content. Thereafter the consultation and approval process for each video production and printed piece will be as follows:

         a.   MCC will submit program content outlines to ASPO/Lamaze.

         b. ASPO/Lamaze will review and return comments and changes to MCC within 10 days of receipt.

         c. MCC will incorporate any changes into a first draft script which will be sent to ASPO/Lamaze for review.

         d. ASPO/Lamaze will review the scripts and return comments and changes to MCC within 15 days of receipt.

         e. MCC will make any revisions or changes called for by ASPO/Lamaze and the final script will be sent to ASPO/Lamaze. If during the actual production there are any changes to the script, these changes will be subject to the same consultation and approval process as noted above. Whenever possible, MCC and ASPO/Lamaze agree to expedite the approval process with one-on-one meetings or by phone. All changes resulting from these meetings will be so noted in the scripts.

         f. ASPO/Lamaze will provide MCC with experts, any one of which will, at MCC expense, be on location during the shooting of the video demonstrations and mother/baby segments. Their role will be to advise MCC on educational content such as proper baby-care procedures, techniques, etc.

         g. MCC will produce a "first draft" of the video and a copy or copies on VHS cassette will be sent or taken to ASPO/Lamaze for review. ASPO/Lamaze will return comments and changes to be made to MCC within 10 days of receipt.

         h. MCC will send a revised copy of the video in question to ASPO/Lamaze for final approval. Final approval, or corrections necessary for final approval, will be submitted to MCC within 10 days. The changes will then be made and re-submitted to ASPO/Lamaze so that ASPO/Lamaze can verify that the changes have been made.


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         i.   While the basic content of any video produced by MCC under the
              Lamaze Family Productions name will probably require little change during the course of the year, the participating sponsors may change. This will necessitate visual changes in the video in order to remove the "product-in-use exposures" of those sponsors who do not choose to participate in subsequent editions. Visual of the new sponsor will have to be added. Any such changes will be subject to the same approval process as outlined above.

12. ASPO/Lamaze will retain the right to approve or reject all the sponsors participating in each program. The approval process will be as follows:

         a. Prior to finalizing the production or revision of any program, MCC will submit to ASPO/Lamaze a list of potential sponsors and underwriters who MCC feels are appropriate for inclusion in the program. MCC will use, as a guide, the types of sponsors who have been and are now acceptable to Lamaze Parent's Magazine. Additions to this list may be made any time prior to the finalization of the program in question.

         b. ASPO/Lamaze agrees to respond with approvals or deletions within 10 days. ASPO/Lamaze agrees to use essentially the same criteria used for judging the acceptability of a Lamaze Parent's Magazine sponsor.

         c. ASPO/Lamaze will have the right to review and approve any statements, claims or implications made by the sponsors in the video or in the accompanying booklet which may be in conflict with ASPO/Lamaze principles and philosophy. MCC will present all video segments and materials for print to ASPO/Lamaze prior to the finalization of the program in question. ASPO/Lamaze will respond to these submissions within 10 days of receipt.

         d. Until December 31, 1991, ASPO/Lamaze shall have the right, within its sole discretion, to prohibit inclusion of coupons or any similar items, merely on the basis that such items are coupons or are similar thereto.

13. ASPO/Lamaze agrees to do everything possible to maintain all the above mentioned approval schedules. Should disagreements re content and approvals arise within ASPO/Lamaze and those staff or board members concerned with the approval process, it is agreed that a decision by ASPO/Lamaze to revise, compromise, delete or ignore the change or suggestion will be made within the scheduled approval period and forwarded to MCC.

Sponsor/Advertiser Negotiations and Rates

14. MCC retains the right to set and negotiate all terms and rates for the participating sponsors and to change these terms and rates as the market dictates or as MCC feels is appropriate to the successful development, maintenance and growth of the business.

Distribution Plan


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15.      MCC plans to distribute each program in four month intervals to help instructors control inventory and to assure sponsors that programs bearing their products will, in all likelihood, be distributed within a three to four month time frame. The total number of cassettes distributed will be determined both by instructor demands (needs) and by sponsor participation.

MCC Responsibilities

16. MCC will provide and pay for all the necessary elements of production and duplication of the cassettes.

         a. This includes research, scripting, production, editing, creation of the cassette box and labels, printing, duplications, packaging and shipping, and insertion of ASPO/Lamaze copyright notice.

         b. MCC will also pay participants in the videos according to Screen Actor's Guild fee schedules or customary educational video honoraria.

         c. MCC will bring in three experts selected by ASPO/Lamaze to a mutually convenient meeting city, at MCC expense, for yearly program planning and development sessions. ASPO/Lamaze will designate the staff and board members to attend.

17. With prior ASPO/Lamaze approvals relating to content, frequency and timing, MCC may conduct research related to the content of the programs, their use, distribution and the markets served by Lamaze Family Productions, and research designed to help verify the value and marketing effectiveness of the programs to current and prospective sponsors and underwriters.

Funding and Expenses

18. MCC will absorb all its start-up and on-going expenses related to its contribution to sponsor sales, plus all its cost associated with the production, duplication, and distribution of the programs.

Reimbursement to ASPO/Lamaze

19. a. Sale of Use of Mailing List - For each use of the ASPO/Lamaze Mailing List, MCC shall pay ASPO/Lamaze $700.00, it being anticipated that such use will be purchased approximately four times per year. Such fee shall be paid twice each calendar year, on June 30 and December 31, to the extent then owed.

         b. Use of ASPO/Lamaze Name, Goodwill and Copyright - For the use of ASPO/Lamaze's name, goodwill, and copyright as allowed hereunder, MCC shall pay to ASPO/Lamaze a royalty equal to three percent (3%) of Gross Revenue per cassette (i.e., total advertiser and/or sales revenue generated).


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         [(Example: If eight manufacturers buy Sponsorship space in a program and each pays $.65 per cassette, the gross income is $5.20. This would entitle ASPO/Lamaze to a royalty of $.156 per cassette. If the number of cassettes underwritten by sponsors and distributed by MCC totals 200,000, ASPO/Lamaze would receive a $31,200 royalty.)]

         c. Educational Consulting Fee - As compensation for its educational consultation services provided hereunder in the areas of childbirth education, wellness and parenting, ASPO/Lamaze shall be paid an educational consulting fee equal to five percent (5%) of Gross Revenue per cassette (i.e., total advertiser and/or sales revenue generated).

         d. Payment of royalty fees and educational consultation for a particular video, will be made to ASPO/Lamaze within 15 days of MCC's receipt of payments from sponsors for such video. MCC will provide a full accounting with full verification of sponsor and sales revenue; and ASPO/Lamaze shall have the right on reasonable notice at reasonable times to inspect MCC records related to such sponsor and sales revenue.

Exclusivity and Term of the Agreement

20. ASPO/Lamaze agrees to give MCC, for a term commencing with the date of this agreement and ending on December 31, 1994, the exclusive right to produce and distribute, per the terms outlined in this document, pre-natal, post-natal and parenting videos to Lamaze students, Lamaze Family members and others who both parities agree should be included in the target audiences. This exclusivity excludes any ASPO/Lamaze films or videos currently in existence, under development or in production as of the date of this contract. If this Agreement continues into calendar year 1994, then MCC shall have during such calendar year 1994 only, the following right of first refusal: if during calendar year 1994 ASPO/Lamaze receives any bona fide offer from a third party to develop pre-natal or postnatal video cassettes or films for distribution to ASPO/Lamaze instructors, their students and/or ASPO/Lamaze family members under ASPO/Lamaze's name, approval or aegis, ASPO/Lamaze shall, prior to accepting such offer, relay such offer to MCC, whereupon MCC shall have the right (in lieu of such third party) to enter the same Agreement with ASPO/Lamaze on terms at least as favorable to ASPO/Lamaze, as are contained in such third-party offer. MCC must notify ASPO/Lamaze of its intent to exercise such right within two (2) weeks of MCC's receiving a copy of such third-party offer to ASPO/Lamaze.

Termination of Agreement

21. Either ASPO/Lamaze or MCC may terminate the entire agreement after December 31, 1990, 1991, 1992, or 1993 if it becomes evident that during the year just ended the venture is not and, in all likelihood, will not achieve its objective and remain a "self-sustaining financial enterprise" able to cover and absorb all the attendant expenses and cost associated with the enterprise.

22. The sole measure of whether the venture is a self-sustaining financial enterprise, is its having met during the year just ended the following minimum objectives:


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         a.   Medical Communications Corporation distributes a minimum of
              100,000 programs by December 31, 1990, through ASPO/Lamaze instructors, and an additional 500,000 cassettes in calendar year 1991, an additional 500,000 cassettes in calendar year 1992 and an additional 600,000 cassettes in calendar year 1993. (These can be the same or different programs.) Each cassette must have generated at least one/half of the target sponsor revenue of $6.20 ($3.10) in 1990, and two/thirds of the target sponsor revenue of $6.20 ($4.13) during each of 1991, 1992 and 1993.

         b. In addition, either party can terminate this agreement at once upon written notice if it has previously given 60 days prior written notice to the other party of such other party's breach of contract specifying the breach of the contract that has not been cured. Termination is the sole remedy for breach: under no circumstances shall there be liability by either party for any direct, indirect, special considerations or punitive damages.

Other Considerations

23. For as long as this or subsequent agreements between MCC and ASPO/Lamaze are in effect, all copyright to the video programs produced under the Lamaze Family Productions will be held by ASPO/Lamaze. Upon termination of this or subsequent agreements, the copyright to the video programs revert to Medical Communications Corporation.

24. Only modifications in writing and signed by both parties can amend this agreement.

25. Neither party will make any assignment of this agreement or the rights or obligations herein without the express written consent of the other party; except that ASPO/Lamaze may assign to a controlled subsidiary thereof for tax purposes.

26.      This agreement is the sole understanding between both parties.

27.      The laws of the State of Connecticut shall govern this agreement.

28. MCC anticipates devoting reasonable time and resources (financial and otherwise) to membership development for general membership in ASPO/Lamaze and Lamaze Family.

29. Any disputes under this Agreement shall be submitted to arbitration in Philadelphia, Pennsylvania in accordance with the rules of the American Arbitration Association.

An Understanding

30. This agreement is based on the understanding and belief that as people of goodwill, dedicated to building a mutually beneficial enterprise, both parties can and will cooperate fully to resolve any issues not covered in this agreement on the basis of what is in the best interest of the audience, the ASPO/Lamaze instructors, the ASPO/Lamaze name, and the financial health and viability of Lamaze Family Productions.


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SIGNED AND AGREED TO BY:

         For American Society For                   For Medical Communications
         Psychoprophylaxis in                       Corporation
         Obstetrics, Inc.


By:      /s/ Francine Nichols             By:      /s/ Robert C. Ford
   -------------------------------           -----------------------------
         Dr. Francine Nichols                       Robert C. Ford

Title:       President                    Title:      President
      ----------------------------              --------------------------


Date:        10/14/89                     Date:       10/18/89
     -----------------------------             ---------------------------





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                                   ATTACHMENT

Amendment to the Agreement Between ASPO/Lamaze and Medical Communications Corporation.

It is agreed that the following addition to paragraph 21 is to be considered a part of the attached contract:

         In the event that at the end of calendar year 1994, there has been no bona fide third-party offer, and that no breach of contract exists, and assuming that both parties desire to continue their participation in Lamaze Family Productions as herein described, then both parties agree to negotiate a new contract in good faith.

This amendment to the contact signed and agreed to by:

For ASPO/Lamaze                                       For Medical Communications
                                                      Corporation


By:     /s/ Francine Nichols             By:      /s/ Robert C. Ford
   ---------------------------------        --------------------------------
        Dr. Francine Nichols                       Robert C. Ford

Title:       President                   Title:       President
      ------------------------------           -----------------------------


Date:        10/20/89                    Date:        10/18/89
     -------------------------------          ------------------------------




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